Exhibit 99.1

Evofem Biosciences Successfully Extends Cumulative Net Sales Covenant Timing to June 30, 2023

SAN DIEGO, CA, November 22, 2021 —Evofem Biosciences, Inc., (NASDAQ: EVFM) today announced that it has successfully extended the cumulative net sales covenant timing of its April 2020 Securities Purchase and Security Agreement to June 30, 2023.
“We appreciate that these healthcare investors see the potential for long term growth. As a result, we agreed to extend the cumulative net sales covenant timing to June 30, 2023,” said Saundra Pelletier, CEO of Evofem Biosciences.
•Over 19,000 Phexxi® (lactic acid, citric acid and potassium bitartrate) prescriptions were filled in the third quarter of 2021, a 48% increase from the prior quarter.
•With more than 10,000 Phexxi prescriptions in October 2021, up 30% over September 2021, Evofem is on track for another strong quarter of Phexxi prescription growth.
•Ex-factory sales of Phexxi (shipments to wholesalers, on which gross revenues are based) increased 19% in October over September 2021.
“With the strong demand for Phexxi and forthcoming adjustments in our patient support program that will result in improvements in our gross-to-net and net revenue beginning in December 2021, this is an achievable timeframe,” Pelletier concluded.

About Evofem Biosciences
Evofem Biosciences, Inc., (NASDAQ: EVFM) is developing and commercializing innovative products to address unmet needs in women's sexual and reproductive health, including hormone-free, woman-controlled contraception and protection from certain sexually transmitted infections (chlamydia and gonorrhea). The Company‘s first FDA-approved product, Phexxi® (lactic acid, citric acid and potassium bitartrate), is a hormone-free, on-demand prescription contraceptive vaginal gel. It comes in a box of 12 pre-filled applicators and is applied 0-60 minutes before each act of sex. Learn more at phexxi.com and evofem.com.

Phexxi® is a registered trademark of Evofem Biosciences, Inc.

Forward-Looking Statements
This press release includes "forward-looking statements," within the meaning of the safe harbor for forward-looking statements provided by Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 including, without limitation,statements and judgements about the long-term value of Phexxi and demand for Phexxi, Evofem’s gross-to-net improvement efforts, Evofem’s ability to achieve the cummulative net sales threshold on or prior to June 30, 2023, and the extension of the cumulative net sales covenant, which is subject to Evofem’s completion of a financing. Various factors could cause actual results to differ materially from those discussed or implied in the forward-looking statements, and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Important factors that could cause actual results to differ materially from those discussed or implied in the forward-looking statements, or that could impair the value of Evofem Biosciences' assets and business, are disclosed in the Company's SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on March 4, 2021. All forward-looking statements are expressly qualified in their entirety by such factors. For more complete information regarding the amendment of the April 2020 Securities Purchase and Security Agreement, please refer to the Company’s Current Report on Form 8-K filed with the SEC on November 22, 2021. The Company does not undertake any duty to update any forward-looking statement except as required by law.

Investor Relations Contact
Amy Raskopf
Evofem Biosciences, Inc.
araskopf@evofem.com
Mobile: (917) 673-5775
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